Exhibit  99.2
Conference Call Script

CORPORATE PARTICIPANTS

 Bill Pfund
 WMS Industries Inc. - VP - IR

 Brian Gamache
 WMS Industries Inc. - President and CEO

 Orrin Edidin
 WMS Industries Inc. - EVP and COO

 Scott Schweinfurth
 WMS Industries Inc. - EVP, CFO and Treasurer

CONFERENCE CALL PARTICIPANTS

 Joseph Greff
 Bear, Stearns – Analyst

 Steve Wieczynski
 Stifel Nicolaus - Analyst

 Bill Lerner
 Deutsche Bank - Analyst

 David Katz
 Oppenheimer  - Analyst

 Steve Kent
 Goldman Sachs - Analyst

 Steve Altebrando
 Sidoti & Company - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen.  Thank you for standing by.  Welcome to the WMS Industries Q3 Conference Call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. As a reminder, this conference is being recorded Wednesday, May 7, 2008.

It is now my pleasure to introduce William Pfund, Vice President, Investor Relations.  Please go ahead, sir.

 Bill Pfund - WMS Industries Inc. - VP - IR

Thank you, Operator.  Good morning everyone and welcome to WMS Industries’ Fiscal 2008 Third Quarter conference call to discuss the announcements last evening regarding our Third Quarter Results and our Board and Executive management changes and promotions.  With me this morning are Brian Gamache, President and Chief Executive Officer; Orrin Edidin, Executive Vice President and Chief Operating Officer; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me quickly review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1 - Business Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, and in our more recent reports filed with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, May 7, 2008.

Now let me turn the call over to Brian.

Brian Gamache - WMS Industries Inc. - President and CEO

Thank you, Bill, and good morning everyone.

Last evening we announced results for our Fiscal 2008 Third Quarter, including a 27% increase in total revenues to a record $173 million and a 46% increase in net income to a record $19 million, or 32 cents per fully diluted share.  Revenues exceeded the high end of our guidance by $7 million, highlighting the strength of WMS’ innovation capabilities to lead the industry with high-performing, differentiated products.  In addition, we generated a quarterly record $57 million of operating cash flow and our total cash balance exceeded $112 million at quarter end.  In the face of a weak economy and the ongoing challenges of the domestic replacement cycle, these are outstanding accomplishments by almost any standard.

These results were not achieved by happenstance; but are the direct result of our forward-thinking product and technology planning, and continuous improvement in operational execution.

While proud of the significant achievements of the last quarter, I am even more pleased with the evolution that has occurred throughout our entire business over the past few years.

The foundation supporting our top-line revenue growth is the Company’s strong culture of innovation, industry-leading focus on players and the long-term product and technology plan that began to take shape back in 2001 and 2002.Our most recent focus on continuous improvement in manufacturing, distribution and business processes is resulting in consistent improvements in margins, and it’s also reflected in our earnings growth and enhanced cash flow.  This improved operating execution is leading directly to better flow-through and profitability.  For the first nine months of fiscal 2008, total revenues are up $83 million and our total gross profit is up $61 million.

WMS is now acknowledged worldwide as an industry leader with a legacy of providing innovative, high-return products.  As significant as our accomplishments have been - our excitement about the future is even greater, as we believe we are just now beginning to realize our potential.  In coming years, we expect to benefit from improving replacement cycles, substantial casino and gaming expansions, and additional revenue streams resulting from the introduction of new innovative systems applications and services for the networked, server-enabled gaming environment of tomorrow.  As I have said before, we clearly believe our best days still lie ahead.

I also want to address the Board and management succession plans that we announced last evening that will take effect July 1, 2008.  After more than 40 years as the Company’s visionary and Chairman of the Board, Lou Nicastro has decided to retire as Chairman.  I am honored the Board has elected me to succeed Lou as Chairman, while retaining my responsibilities as CEO.  The great news for our shareholders is that Lou will stay on the Board as Founding Director, and the Company will continue to benefit from his vision and insight.  The Board also created the new position of Lead Director and elected Ed Rabin to that position.  Everyone on the Board has tremendous respect for Ed, and I personally look forward to his continued – to his perspective and contributions.

Orrin Edidin, presently our EVP and COO, will become President of WMS Industries.  In addition, the management succession plan spans the operating responsibilities of our current leaders, which we believe further positions WMS for continued growth in the years ahead.  We’ve been training and grooming this team for additional responsibilities, and the fact that we’re able to accomplish this reorganization from within demonstrates the breadth and depth of our team.

Collectively, our management team possesses a rich and diverse mix of proven industry experience.  Under this group’s leadership, WMS has grown and prospered during the last three years by emphasizing the creation of new gaming and technological capabilities, enabling us to bring market differentiating content and unique products, while concurrently achieving continuous improvement in our operating effectiveness.  I am confident that this team will continue to achieve excellence in products and process, and further develop the creative talent that will drive our sustainable revenue and earnings growth - enabling an ongoing continuum in the building of stockholder value.

Now let me turn the call over to Orrin, who will share with you our perspective on our operating performance during the third quarter.
Congratulations, Orrin.

Orrin Edidin - WMS Industries Inc. - EVP and COO

 Thanks Brian, and congratulations to you as well.  Good morning, everyone. Our strong performance is a direct result of our disciplined focus on five key strategic operating priorities:  One, maintaining the growth in our gaming operations business while more efficiently investing our capital deployed in that business; two, growing our North American market share; three, expanding the breadth and profitability of our international business; four, improving margins; and five, elevating operating cash flow and overall capital returns.  These five priorities share a common strategic focus on creating and leveraging investments in intellectual property and innovative advancements in gaming technology to deliver high-value propositions for players and our customers.

In the March quarter, revenues and profitability in our gaming operations business once again improved over the prior-year period.  The average daily revenue increased 15% over a year ago, an increase of more than $8.00 per day; and also rose 6% on a quarterly sequential basis.  In light of any impact from the present economy, this quarter’s results clearly demonstrate the player attraction and earnings power of our games.  This significant increase in daily revenue reflects the popularity and success of our newest products and our Community Gaming™, “Sensory Immersion” Gaming and Transmissive Reels™ gaming platforms, coupled with our strategy to provide a controlled roll-out for these games to optimize return on invested capital.

Additionally, the longevity of our games in the field continues to improve, which also enhances the profitability and returns on capital deployed. I should point out that the The Wizard of Oz™  game, which was introduced in the December 2007 quarter, is continuing to deliver an exceptional level of performance and is the highest performing game in our history.

We are introducing three new participation games in the June quarter.  Already out in the market is our Bigger Bang™ Big Event®  game - our first game to combine two successful WMS foundational technologies: our server-enabled Community Gaming experience, with base units featuring our Transmissive Reels technology playing for wide area progressive jackpot. We’re also launching a Bruce Lee™ Transmissive Reels game, and a Happy Days™ multi-level free spins, local-area progressive game - all of which we previewed at G2E®.

In July 2008, we expect to launch Star Trek™, the first game deployed in our fourth foundational technology and category-creating Adaptive Gaming™ platform.  These new games have the unique ability to be personalized by players who will be able to unlock additional bonus rounds over time, enabling an episodic recognition and reward experience for the player.  The player is also able to restart the game where they last left-off whenever the player logs back into a game.  Collectively, these features are expected to enhance the player’s gaming experience and drive higher time on device, which will result in an enhanced earnings performance and longevity of the game.  The early results from a field test we currently have underway at a casino in Las Vegas are very encouraging, with high cash-in and player occupancy, further supporting our expectations that players will gravitate to these unique experiences on the casino floor.  Although we only recently began to take orders, there is significant interest among our customers for these innovative gaming machines.

Reflecting the benefit from new product introductions, we expect to generate another quarter of solid double-digit year-over-year revenue growth in our gaming operations business in the June quarter.  This operating momentum is anticipated to extend into Fiscal 2009 with the launch of Star Trek, as well as additional new games, such as Clint Eastwood® Dirty Harry® themed “Sensory Immersion” game that will offer a thrill-ride experience of a car chase through the streets of San Francisco.

Our second priority is growing our North American market share, which is especially significant given the current state of the replacement cycle.  New unit sales in the March quarter were up 8%, or nearly 400 units higher than a year ago, and approximately 500 units greater than in the December 2007 quarter.  Our market share growth results from targeted product development strategies aimed at creating innovative and differentiated games that players love to play.  Developing innovative products enabled by new technologies and intellectual property, and benchmarking how they will meet players’ expectations, is the backbone of our Player Driven Innovation™ and is fundamental to offering casino customers high-performing products, such as the differentiation and success of our “Innovation” and G+® video offerings.  Couple this with our increased breadth of product including the increased variety of new products in the mechanical wheel category, and we expect to compete for and capture a greater portion of operators’ gaming machine purchases.

Consider our recent experience in California. As you know, amended compacts with five Native American tribes were approved in the March quarter to expand gaming at their casinos.  We garnered an estimated ship share of 25% of the first gaming machine purchases by these casinos.  While we will achieve varying degrees of success at other casinos, overall, we expect to continue to grow our market share based upon our fundamental competitive strength of producing innovative, high earning products.

Our third priority is to continue to grow our global market presence, which we are accomplishing through the simultaneous introduction of new products in both the domestic and international markets to capitalize on the global popularity and success of our newest introductions.  In the March quarter, we again achieved exceptional results with 52% growth in new unit shipments to international markets.  This growth was driven by strong broad-based demand across the range of international markets, from Asia to Latin America to Europe.  Shipments to international markets represented 37% of our total new unit shipments in the March 2008 quarter, compared to 30% of our total new unit shipments in the year-ago period.

In addition to the benefits from the simultaneous launch of new WMS games globally, we are well positioned to achieve incremental growth in international markets through our Orion and Systems in Progress, or SiP, operations.  We received very favorable customer response to the new Orion operating platform and games demonstrated at recent international trade shows; and these products were launched in this quarter.  The games incorporate new bonusing and progressive jackpots enabled by the successful integration of SiP’s progressive system technologies

When combined with the ongoing increase in international customer touchpoints through our expand network of local sales and service offices, we now offer international customers a broad range of solutions.  We expect to continue expanding our worldwide presence through Fiscal 2009.

Our fourth priority is to enhance our operating margin.  This quarter, our operating margin increased to 17%, which was achieved through a combination of improved total gross profit margin and increased operating leverage on higher revenues.  We believe significant opportunities still lie ahead to continue our lean sigma and strategic sourcing initiatives and further improve our operating margin, even as we continue to invest to support our R&D activities to innovate and create intellectual property.

Our fifth priority is to drive higher cash flow.  For the first nine months of 2008, our cash flow from operations rose 85%, with a record level of $57 million in cash flow from operations achieved in the March quarter.  Scott will provide more detail in his discussion on this point, but before that, I’d like to update you on our networked server-supported gaining initiatives.

To briefly review, we are pursuing a unique path to the server-enabled marketplace that takes elements of our technology roadmap and converts them into fully commercialized, revenue-producing product in advance of the launch of the full functionality of server-based gaming, or SBG. And without being tied down to legacy systems platform that need updating and development support, we have dedicated 100% of our server-based R&D expenditures to our WAGE-NET™ system and new applications for an open architecture networked gaming environment where all the games and systems can easily communicate in real time on a fully GSA open standards compliant basis.

A significant advance for WMS as we enter the systems and systems applications arena is that our development efforts and thinking were not hindered by constraints of older; closed legacy systems.  We’re able to start with a clean vision and a clean slate aimed at creating and delivering the high-return benefits that our customers desire, while utilizing the increased power and capabilities of a server-supported high-speed network to create exciting new gaming experiences for players.  At G2E [Global Gaming Expo] last November, we showcased a suite of innovative, new systems and systems applications in our Casino Evolved™ vision of the networked casino.  One application that attracted significant attention is our “Account-Based Wagering” system application that will create added-value for casino operations through the availability of real-time data from the gaming floor and significant decrease in idle cash sitting in all those gaming machines.  More importantly, however, than an account-based system, we plan to create a host of unique gaming applications to provide new excitement and gaming experiences for players.  In short, we continue to do what we do best: take advantage of new advanced technologies to enable innovation and create new, exciting and highly entertaining gaming experiences for players that result in high returns for our customers.

I will reiterate that we remain fully committed to the open architecture of the GSA communication protocols allowing for full inter-operability, not just with other manufacturers’ products, but importantly also at the system level.  As you are aware, in February, we announced a cross-licensing agreement with IGT; and more recently - this week - we received GLI approval on the first point release of our WAGE-NET server-based system incorporating GSA standards and basic server-based functionality, which we will now be placing on the gaming floor at a popular tribal casino.  While basic in functionality, this system - currently installed in the casino’s test lab for training purposes - represents the first step in the process.  We’re pleased with the feedback and results thus far and we continue to expect approval of the first commercial version of the WAGE-NET system in mid calendar 2009 as previously discussed.

We also remain on track to launch our new, completely server-ready Bluebird®2 gaming machine late this calendar year.  The launch of the Bluebird2 unit before the launch of the WAGE-NET system will allow customers the opportunity to purchase the latest technological capabilities for their slot floors, which we believe may result in an improvement in replacement market demand in calendar 2009.

Now let me turn the call over to Scott to review our financial performance.  Scott?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Thanks Orrin, and congratulations to both Orrin and Brian, and good morning everyone.

Touching on some of the financial highlights for the March 2008 quarter; our total revenues increased 27% or $36 million year over year, to a quarterly record $173 million.  Total revenues exceeded the high-end of our revenue guidance range, largely due to the higher than expected performance in our participation business, international product sales, and global market share gains.

New unit sales revenues rose $18 million or 22% year over year, with the primary contributors being better-than-anticipated growth in international new unit shipments which were up 52%, and an 8% increase in North American unit shipments, reflecting our continued strength in market share growth and sales to the Native American casinos expanding in California.

Other product sales revenues increased $2 million year –over year, primarily from higher sales of top boxes and game conversion kits.  Conversion kit sales rose to nearly 2,300 units compared to 2,100 a year ago and used unit revenue also increased, as a higher average selling price more than offset a lower number of units.

As Orrin noted, gaming operations revenues rose 39%, reflecting a 15% increase in average daily revenue and a 21% year-over-year increase in the average installed participation footprint.  The average installed base increased by 2% on a quarterly sequential basis over the December quarter.  We did not launch any significant new participation products during the March 2008 quarter, and this was reflected in the installed participation footprint at March 31, 2008, which at 9,027 units, declined 159 units from December 31, 2007.  The March quarter-end figure reflects the transition of 100 Class II gaming machines that were removed from a tribal customer’s gaming floors in Florida before the replacement Class III units had been placed on the floor.  These replacements are scheduled to begin installation at the end of this quarter.

We set a new mark for quarterly total gross profit of $101 million, which was a 31% or $24 million year-over-year increase, and represents a total gross profit margin of 59%.  The gross profit on product sales revenues increased nearly $12 million, and the gross margin on product sales increased 220 basis points on a year-over-year basis to 48%, despite the unfavorable margin impact from the sale at lower prices of specially built units in select international markets to utilize some slower-turning inventory.  At 79%, the margin on gaming operations was similar to the level achieved in the December 2007 quarter, but down slightly from a year ago, reflecting a greater mix of Wide-Area Progressive (WAP) games in the average installed participation footprint year over year.

Turning to our expense items, research and development expenses increased 34%, or $5 million year over year to nearly $20 million.  As a percent of total revenues, R&D expenses were slightly lower than expected at 11%, as revenues exceeded our expectations.  Year-to-date, R&D expenses are at 12% of revenues.  The higher year-over-year level of spending reflects our planned development initiatives to accelerate new systems and enterprise-wide system applications for our Casino Evolved suite of innovative high-value products in preparation for the advent of server-enabled networked gaming; as well as the continued creation of intellectual property and the ongoing expansion of the Company’s portfolio; higher payroll-related costs resulting from improved operating performance; and the addition of research and development expenses of Systems in Progress (“SiP”), which was acquired in July 2007.

Quarterly depreciation expense of $18 million was $3 million or 20% higher than a year-ago period, principally due to the 21% increase in the average number of units in our installed base of participation games.

Selling and administrative expenses declined slightly from the December quarter to $34 million in the March quarter, equating to 20% of total revenues.  This compares to 21% of total revenues in the December 2007 quarter and 20% of total revenues in the year-ago period.  In dollars, the year-over-year increase reflects higher payroll-related cost associated with improved operating performance and headcount increases during the past 12 months to support our international expansion and overall business growth and increase field service and customer service cost related to the expansion of our participation installed base and focus on improved customer touch points.  We also incurred higher regulatory and legal cost, as well as the impact from the consolidation of Systems in Progress acquired July 2007.

As expected, the effective tax rate increased from 34% in the March 2007 quarter to 37% in the March 2008 quarter, principally reflecting the impact of the expiration of the Federal R&D tax credit at December 31, 2007.

As Orrin mentioned, we continue to achieve substantial improvement in cash flow from operations.  In the March quarter, we generated a record $57 million in cash flow from operations, and it’s up $58 million, or 85%, year-to-date for the first nine months of fiscal 2008.  This increase was driven by the growth in net income, higher year-over-year depreciation and non-cash items, and a benefit from the change in operating assets and liabilities despite the substantial growth in revenues.  As an example, we were able to lower our inventory by nearly $9 million from December 2007, and inventory is down $14 million from June of 2007.

Another key element in our improved cash flow is the greater return on efficiency being achieved from capital deployed in our gaming operations business.  Capital expenditures for gaming operations equipment additions in fiscal 2008 year-to-date total $38 million, down from the $52 million invested in the first nine months of fiscal 2007, yet our installed base has grown 9% or 751 units since June 30, 2007, compared with 570 units in the comparable period a year ago.

About a year ago, we began to place increased focus on driving better utilization for our working capital, primarily by achieving better inventory turns and lower days sales outstanding.  As a result of the progress made during the past four quarters, our total cash and cash equivalents has increased from $32 million a year ago, to $112 million at the end of March 2008, another successful effort by a collaborative, cross-functional team at WMS - and we still have room for further improvement.

At the end of the March quarter, we opportunistically repurchased 139,700 common shares at an average price of $35.72, for total consideration of approximately $5 million.  We expect to make additional opportunistic share repurchases under the remaining $35 million authorization that the Board has provided.

And with that, let me turn the call back to Brian for final comments.

Brian Gamache - WMS Industries Inc. - President and CEO
Thank you, Scott.  As discussed in our press release, we increased our total revenue guidance for the fiscal fourth quarter and full year fiscal 2008.  This new guidance reflects the ongoing momentum in our gaming operations business, the strength of our international sales, and the better-than-expected North American product sales revenues achieved in the March quarter.  Thanks to the high-performing results of our games, driven by the innovative game development teams led by Larry Pacey and Phil Gelber, WMS products teams remain strong amongst the most popular high performing new additions to our customers’ gaming floors.  As a result, our revised guidance for Fiscal 2008 is for total revenues of $640 to $645 million, which implies a revenue range of $175 to $180 million for our June 2008 quarter.

This high level of performance and breadth of our differentiated products offering have also led WMS to recently being awarded two significant orders: an initial ordered from the Seminole Tribe of Florida for their facilities totaling 800 gaming machines, plus an additional 100 participation games; and 1,800 new VLT units by a major domestic lottery.  The shipments for these orders will begin in our fiscal fourth quarter, with the majority expected to be shipped in the first half of fiscal 2009.

We continue to believe it is unlikely that there will be substantial changes in the replacement cycle before the end of calendar 2008. However, during the December 2008 quarter, we plan to introduce our new fully server-ready Bluebird2 game machine.  We believe this will position us well to take advantage of customers’ capital allocations in calendar 2009, and has the potential to begin to generate an uptick in the overall replacement demand later in calendar 2009.

In addition, as Orrin discussed, we fully expect to provide our customers many new high-value added benefits that will enable in a networked gaming environment.  With new systems and systems applications under development that are receiving favorable customer response, we continue to move forward with our accelerated R&D activities on the visionary prototype products and applications that we previewed at G2E.

As a result, we previously discussed, we expect our R&D expenses to approximate 12% of revenues in fiscal 2008.  We believe such investments in our future are the best means of maintaining sustainable, profitable growth, which in turn, is expected to translate into growing shareholder value.

In addition, while our operating expenses will increase as a result of our overall global growth, we continue to believe our business model holds an opportunity to enhance our operating margin from its present level.  For the first nine months of Fiscal 2008, our total revenues have grown 22%, while we have increased our net income 43%, despite a 5% higher effective tax rate.  Longer-term, we remain clearly focused on improving our gross profit margin and realizing anticipated leverage on our infrastructure to enhance operating margin and increase our operating cash flow.

In closing, let me summarize the significant factors supporting our optimism for the remainder of Fiscal 2008 and into Fiscal 2009:

First: the continuing popularity of our games and new products with players. We are seeing strong initial beta test results with our products still in the pipeline that will be introduced in the coming months.  Our focus on innovation and differentiation has increasingly moved our products from the “nice to have” category into the “must have” category. And with an expanding portfolio of products, we continue to expect to effectively compete for a greater share of the customers’ order flow, leading to increased market share throughout the world.

Second: having looked into the future of high-value benefits made possible in a server-supported, networked gaming environment, we believe we have substantial opportunities to offer players exciting new gaming experiences and therefore provide customers with high-return products, content, systems, and systems applications and services.  WMS is well positioned to help our customers adapt the benefits of the new technologies and, by helping them, garner new revenue sources and incremental growth for WMS with a realization of the next generation of gaming products and services.

And, third: our efforts to improve consistency in margin enhancement and delivery of great cash flow are still in the early innings.  Our organization has made good progress on adopting the tools and discipline required to improve our business processes.  However, we are only beginning to scratch the surface of what is possible.  Just as we targeted the gross product profit margins levels that we are achieving today, we will also continue to stretch towards new heights in the future.  As we benchmark industry leaders in this and other industries, we believe we have substantial opportunities to further drive our long-term profitability and build increased stockholder value.

WMS’s forward-focused culture and performance orientated organization has demonstrated that, enabled by new technologies, we can continuously reinvent our products and our capabilities - ensuring that we maintain the competitive strengths needed to meet the needs of all of our stakeholders.

During the past several years, we have significantly improved the breadth and depth of our organization through internal development and selective recruitment.  Our executive leadership changes were accomplished with internal talent, which we trained and groomed for greater responsibilities.  This team provides WMS with experienced leadership having the focus and creativity that gives me great confidence in our collective ability to realize WMS’ full potential.

With significant opportunities for sales to new and expanding jurisdictions, an uptick in the number of new casino openings during the next few years, an anticipated improvement in domestic replacement cycles, the advent of new revenue streams made possible in a networked gaming environment, coupled with the improvements possible in our operating execution - WMS has a very bright future ahead.

Now, we’d be happy to take your questions. Operator?

QUESTION AND ANSWER

Operator

Our first question is coming from the line of Joseph Greff from Bear Stearns.  Please go ahead, sir.

Joseph Greff - Bear Stearns - Analyst

Good morning, everyone.  Congratulations on the promotions.  Well deserved.

Brian Gamache - WMS Industries Inc. - President and CEO

Thank you, Joe.

Joseph Greff - Bear Stearns - Analyst

Brian, what was your domestic ship share in the March quarter?

Brian Gamache - WMS Industries Inc. - President and CEO

You know, we believe that we are taking share, but albeit until the other competitors announce their results, Joe, it’s just an educated guess.  We do know that we shipped 75% of the units in North America that our largest competitor announced recently, and that’s the highest percentage we’ve ever achieved. So yes, we do believe our content is gaining traction and positive momentum, and we expect that trend would continue.  So, until our other competitors announce their results shortly, we’re not sure exactly what that market share is.

Joseph Greff - Bear Stearns - Analyst

Okay.  And then, when I look at your 4Q revenue guidance and it’s up a little bit, where is that incremental revenue coming from?  Are you changing any of the metrics in terms of units sold, ASP, average installed base?

Brian Gamache - WMS Industries Inc. - President and CEO

I believe it’s a continuing of the international success that we’re achieving, the participation games really taking hold, and also the margin improvement things we have going internally. So that’s really the continued growth that we’re seeing on additional revenue.

Joseph Greff - Bear Stearns - Analyst

Great.  And then...?

Brian Gamache - WMS Industries Inc. - President and CEO

By the way, Joe, we do have a seasonality, where the fourth quarter is traditionally our busiest quarter of the year, so that’s not unusual for us to see an uptick in the fourth quarter.

Joseph Greff - Bear Stearns - Analyst

Got you.  And then can you just remind us how many Bluebird2, original Bluebird2 cabinets are out in North America right now?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

We actually are just approaching the 100 – oh, in North America?  Worldwide, I know we’re just approaching the 100,000 unit number.  That will go out this quarter.

Joseph Greff - Bear Stearns - Analyst

Got you.  And then Scott, question for you, you could be at this point right now or certainly I would think by the end of this quarter, having more cash than debt and a net cash position, so how do you view your balance sheet? How do you view this increasing free cash flow and what you do with it?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Well, I think we have an exceptionally strong balance sheet, and as we’ve stated in the past, there’s three things that we really focus on when we look for uses of that cash.  The first is increasing intellectual property and technologies that we’ll be able to provide in future products, which I think we have got a track record of proving that we’re fairly efficient at using those technologies to create differentiated product.  This quarter I think our R&D expenses were up by about $5 million.  We also invested $5 million in licenses for intellectual property that we’ll be using in future products.

We continue to look at M&A activity. You know, over the last two years we’ve done a couple of small deals and we’ll continue to look at tuck-in acquisitions to help us from both a geographic standpoint and from an intellectual property and technology standpoint. And lastly, we do have a buyback program in place, and so far this year we’ve bought back $15 million worth of stock, and we have got 35 million remaining on the authorization.

Brian Gamache - WMS Industries Inc. - President and CEO

Yeah, a point to that, Joe, interesting note: Q3 revenue was about all the revenue we did in Fiscal ‘02 and ‘03, and for nine months to date, we achieved a higher revenue level with all of Fiscal ‘06. So Scott’s point about investing in the business, we’re seeing a return.  It’s pretty immediate. So I think we’ll continue to look along those lines.

Joseph Greff - Bear Stearns - Analyst

Good enough.  Thanks guys.

Operator

Our next question’s coming from the line of Steve Wieczynski.

Steve Wieczynski – Stifel Nicolaus - Analyst

Hey, good morning, guys.

Brian Gamache - WMS Industries Inc. - President and CEO

Hey Steve.

Steve Wieczynski – Stifel Nicolaus - Analyst

Good quarter. Just two questions, first, in terms of the operating environment out there, I mean, what are you guys seeing in terms of your customers and their spending patterns at this point?  Are you seeing them either slow down because of the current economic environment, or are they basically not out buying because they don’t want to be out buying in front of the next major replacement cycle?

Brian Gamache - WMS Industries Inc. - President and CEO

I think there is some truth to that, Steve, that they want to make sure that what they’re buying is going to be extendable into the server-based world. But this is nothing new.  The environment, although challenging, has been challenging for the past two to two and a half years. But we’ve continued to increase our revenue.  The guidance we’ve given today shows that our revenue is increasing 19%, so we believe that people are willing to pay money for content that’s performing.  So – and this bodes well for us, that when the replacement cycle does go to a more normal five to six year replacement cycle, this is going to be a terrific opportunity for our company and our shareholders. So we believe even with the headwinds, we’re able to grow business in the worst of times, we’re going to be very well positioned when the tide turns.

Steve Wieczynski – Stifel Nicolaus – Analyst

Got you.  And then second question on margins and product sales, they’ve basically been somewhere between 47.5 and 48.5% for the last four quarters. Where – have we kind of reached a level here? Or do you still think there is room to kind of expand those going forward?

Brian Gamache - WMS Industries Inc. - President and CEO

No, we’ve got internal goals to expand those quite dramatically in the coming years.  I think when you look at the job we did in Q3, if it weren’t for that international shipment that Scott described in his comments, we would have been significantly higher. But it was a business decision to actively get rid of some legacy inventory that we thought made business sense for the company, and we were willing to do that. But you will see our continued focus on that execution.  We believe with our supply chain, better purchasing, better forecasting, that we will be significantly growing that margin going forward.

Steve Wieczynski – Stifel Nicolaus - Analyst

Okay, great.  Thanks a lot, guys.  Good quarter, and congratulations on the promotions.

Brian Gamache - WMS Industries Inc. - President and CEO

Thanks very much, Steve.

Operator

Our next question, coming from the line of Bill Lerner from Deutsche Bank.  Please go ahead, sir.

Bill Lerner - Deutsche Bank - Analyst

Thanks.  Hey guys.

Brian Gamache - WMS Industries Inc. - President and CEO

Hey Bill.

Bill Lerner - Deutsche Bank - Analyst

Hey, a few questions.  One for Scott, what are you hearing on the reinstatement of the R&D tax credit ultimately?  Maybe it’s a calendar ‘09 event or end of ‘08, and can you help quantify that?  As I recall, you got paid in one quarter for that last year, maybe it was $0.04, when they reinstated it. But if you can put some color around that? Then I’ve got two follow-ups.
Scott Schweinfurth - WMS Industries Inc. – EVP, CFO and Treasurer

Yes, the – what’s called the extender legislation has been introduced. I believe it’s in the House, but it has not been introduced in the Senate at this point.  The advice that we’re getting is given that we’re in an election year, it’s unlikely that any action will take place before the election takes place. And it’s likely to be similar to what happened two years ago, where in the session between the election and new people coming on, that there stands a better chance for passage. And you can see that our effective tax rate went up about 3% March ‘08 versus March ‘07, and probably 2% of that is solely due to the lapse of the legislation at the end of December.

Bill Lerner - Deutsche Bank - Analyst

Okay.  That’s helpful.  Okay.  And then maybe for Brian or Orrin, you know on the participation yield front, obviously in the high class problem now is new launches have to probably do well north of 300 bucks per day for you to add incremental placements.  Can you – I just want to get your thoughts on that.  Maybe it’s silly when you think of how strong the yields are – probably are for something like Wizard of Oz, but...?

Brian Gamache - WMS Industries Inc. - President and CEO

So Joe, we...

Bill Lerner - Deutsche Bank - Analyst

...If you can add some color, that would be helpful.

Brian Gamache - WMS Industries Inc. - President and CEO

One of our goals this year was to have a better return on invested capital in our gaming operations area, and I think we’ve proven that we can do that by selectively placing games and not just blowing them out all over the four corners.  And by doing that, we have increased the popularity and the earnings and coin-in of our games, and thus the churn has reduced dramatically.  And again, when you look at the fact that our footprint – quarter-over-quarter, our average footprint increased 2%, and that’s the average over Q2 to Q3, because those takeaways came at the end of Q3.  Our revenues are up 9% sequentially quarter-over-quarter, so our yielding strategy and our asset allocation strategy is working.

Now going forward, we continue to believe that’s the right thing for us to do.  The fact that we went back 153 units or whatever in Q3 was planned.  That was not a surprise to us, because we didn’t have any new product launches coming out in Q3, whereas we have a variety of them, three proved product launches coming in Q4, and we have a backlog of 2,200 units for those particular units.

So we’re going to be very prudent in placing footprint out there.  We’re going to continue to prune off the low performing assets and replenish them with refurbishment and new opportunities, but we continue to believe that there’s opportunity for us to leverage up this rate and have a greater return on the assets.

Orrin Edidin - WMS Industries Inc. - EVP and COO

And Bill, I would add that, obviously we believe that longevity is the key to driving the yield on return on invested capital.  And when you’re relying on certain form factors as opposed to themes, in the old days, new themes would drive the turnover of the machinery.  Now with the form factor, whether it be Adaptive Gaming or “Sensory Immersion”, we can replace the themes on existing hardware that remains in the field for far longer periods of time.

Bill Lerner - Deutsche Bank - Analyst

That’s great.  And the 2,200 unit backlog for participation, can you give me a sense of timeframe?  Is that nine months or something like that? And how many...?

Brian Gamache - WMS Industries Inc. - President and CEO

That’s typically a two-quarter type of a placement, Bill. But again, as you know, we churn the footprint.  We take out our low performing games and we have cycles of certain series coming off and certain series being launched, so it’s kind of a – our backlog has been consistent for the last several quarters, so we would expect you’ll see an uptick in that business going forward.

Bill Lerner - Deutsche Bank - Analyst

Okay. And then Brian or Orrin, can you maybe give us a sense of your experience at CityCenter  with that server-based gaming order that was announced?  I mean, did you guys – or my understanding is that you participated at the very least with an account-based wagering deal?  I’d love to hear you talk about that.

Orrin Edidin - WMS Industries Inc. - EVP and COO

We haven’t disclosed anything specifically on that, other than to say we are working very closely with MGM to be at the CityCenter opening with server-enabled applications and products for their casino floor.

Bill Lerner - Deutsche Bank - Analyst

Okay.  Last one from me is, Brian, as I look at your press release from last night and listen to your commentary, it strikes me as you being quite conservative with your higher guidance.  Can you just talk about where, as you think of your budget, where – if that’s true, where you’re being conservative and why?
Brian Gamache - WMS Industries Inc. - President and CEO

I wouldn’t use the word conservative, Bill, I’d use the word realistic. And as we said in the release, that we are juggling a lot of things here.  We have an uncertain economy, we have the operators that are reporting less than desired results, but we’re also seeing great anticipation for our products. So we’re trying to meld those into a realistic guidance that we believe makes sense for all of us, and we believe we have done that in this case, and we fully – This is the best visibility we have ever had. Going into our Q4, we’ve got a significant number of these games that have been shipped and built and ordered already, so we’re very confident in our guidance we’ve given for Q4, and we see continued positive momentum.

So I think when you look at the industry itself, we have a little bit of a different story than others do.  We’re continuing to see great demand for our products, and although maybe people aren’t ordering the 3 and 400 lots that they used to, although we announced two big orders today, they’re finding capital to put games like Wrap Around Reels and Rotating Wild™ and Money Burst® on their floor, because that’s what’s working.  The Innovation series that we’re announcing, there’s no question, people will always find capital to put games on their floor when there’s games that are working.  So we’ve been very fortunate in that manner.

Bill Lerner - Deutsche Bank – Analyst

Great.  Thanks guys.

Operator

Our next question coming from the line of David Katz from Oppenheimer.  Please go ahead, sir.

David Katz - Oppenheimer  - Analyst

Hi, good morning.

Brian Gamache - WMS Industries Inc. - President and CEO

David.

Scott Schweinfurth - WMS Industries Inc. – EVP, CFO and Treasurer

Hey David.

David Katz - Oppenheimer  - Analyst

Hi. Could we talk a little bit about your participation games? And one of the questions that’s come up a number of times, and we took a wild swing at it a few weeks ago, when you look at your installed base of participation games here in the United States, trying to figure out sort of what your exposure is, what the proportion of your gross margin or your earnings comes out of variable participation games.  You know, the question being, driven by a potential economic weakness that you cite in your guidance?

Brian Gamache - WMS Industries Inc. - President and CEO

But again, what we’re seeing David, as you see, a 15% increase in our yield year-over-year is not a unimpressive number, and we’re seeing – our coin-in numbers are going up. So what we’re seeing is a customer that is playing participation games perhaps for a different reason.  Maybe it’s an economic reason. Maybe it’s a life changing event reason. But our core – We have no reason to believe that participation is going to diminish because of the economy.  We believe that maybe money will shift to participation from our regular games, but we haven’t seen any trends that would dictate that, and we watch this very closely.  With that being said, Scott, do you want to...?

Scott Schweinfurth - WMS Industries Inc. – EVP, CFO and Treasurer

Yeah, I think what you’re asking, David, is what percentage of these games are on sort of a percentage of coin-in or a percentage of net win, and how many are sort of fixed rate leases?  Is that what you’re asking?

David Katz - Oppenheimer - Analyst

Well, yes. I mean of that game ops. revenue and/or gross profit, how much of that is on a flat fee versus some kind of a variable...?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Right. It’s about 75% variable and 25% fixed.

David Katz - Oppenheimer - Analyst

Of the game opss revenue and profit margin?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Of the participation installed footprint.

David Katz - Oppenheimer - Analyst

So that’s on a – is that on a unit basis?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Yes.

David Katz - Oppenheimer - Analyst

That 75% of the units?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Yeah.

David Katz - Oppenheimer - Analyst

Okay.  And sort of, of a revenue or profit basis, that’s a figure that you’re not disclosing, or you don’t have?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

That’s a figure that we’re not disclosing.

David Katz - Oppenheimer - Analyst

Fair enough.  Can I just go back to some of Orrin’s comments? And I apologize if I missed a couple of things, but just focusing on the international unit sales that were I think 2,800 and change in the quarter, are we – can we talk about the concentration of that?  I mean, are we talking about 29 units to a hundred different places?  That’s sort of my impression, and maybe an exaggeration, but whatever color you can give us, and again, where is that growth, going forward, going to come from?  Where are we shipping these to?

Orrin Edidin - WMS Industries Inc. – EVP and COO

Yeah, well we have had great success in – throughout South America, Latin America, and in the – in more recent quarters. But we continue to show progress throughout Asia and Europe, but I would say those three regions are the primary contributors to our international business.  We continue to see solid growth in our international markets, and specifically I would highlight South America.  We’re doing very, very well in markets like Chile, Colombia, and other regions throughout that area.

David Katz - Oppenheimer - Analyst

I just – Just to follow that up to be sure, you know, it sounds like there aren’t any lumps of several hundred units in that 2,883 for the quarter, right?

Brian Gamache - WMS Industries Inc. - President and CEO

Those are mostly, again, 12, 15, 20 games that are ordered, David.

Orrin Edidin - WMS Industries Inc. – EVP and COO

And fairly well distributed.

David Katz - Oppenheimer - Analyst

Perfect.  Thanks very much.

Operator

Our next question, coming from the line of Steve Kent from Goldman Sachs.  Please go ahead, sir.

Steve Kent - Goldman Sachs – Analyst

Hi, good morning.  I just – just a quick question on the way you view central server rollout.  Do you think that IGT has to get the ball rolling and really has to have a bigger placement out there before you really can see some action on some of your products that target similar services?  I just want to understand sort of the strategy there.

Orrin Edidin - WMS Industries Inc. – EVP and COO

I think I can address that, Steve.  This is Orrin.  We really don’t have any dependency on IGT’s rollout schedule because we’re – our strategy is unique in that we’re looking at commercializing server-enabled products.  In other words, we’re not selling technology.  We’re selling technology-enabled games, applications, products, and we will continue, in a sequence, commercialize these products in the not too distance future, irregardless of the aggregate rollout or IGT’s plans or anything else that may happen out there.

Steve Kent - Goldman Sachs – Analyst

And then just housekeeping, with Mr. Nicastro’s exit, is there any special charge or extraordinary associated with that?

Brian Gamache - WMS Industries Inc. - President and CEO

No, there is not, Steve.  At this point, there is not.

Steve Kent - Goldman Sachs – Analyst

Okay.  Thank you.

Operator

Our next question, coming from the line of Steve Altebrando from Sidoti & Company.  Please go ahead, sir.

Steve Altebrando - Sidoti & Company - Analyst

Hi guys.

Brian Gamache - WMS Industries Inc. - President and CEO

Steve.

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

Hey Steve.  How are you?

Steve Altebrando - Sidoti & Company - Analyst

Good.  How are you as far as capacity goes, heading into what could be some – could be accelerated replacements?

Brian Gamache - WMS Industries Inc. - President and CEO

Well, as you know, we almost doubled the size of our Waukegan facility here last year, and we have built this in anticipation of the next replacement cycle, so we have got plenty of capacity.  We’re operating very efficiently today, and can handle probably double the volume that we’re producing today.

Steve Altebrando - Sidoti & Company - Analyst

Okay.  And I apologize if I missed this, but what percentage or number of games are now on the new platforms, Transmissive, Community, Sensory, the percentage of your participation base?

Scott Schweinfurth - WMS Industries Inc. - EVP, CFO and Treasurer

That’s about 45% at this point.

Steve Altebrando - Sidoti & Company - Analyst

Okay. Thanks guys.

Operator

Mr. Gamache, I’ll turn the call back to you, sir, for closing remarks.

Brian Gamache - WMS Industries Inc. - President and CEO

Thank you for joining us this morning.  We look forward to reporting our additional progress in the next call, and will discuss our June quarter, fiscal and year end results and fiscal ‘09 outlook.  Thank you and have a great day.

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